UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2012

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On February 15, 2012, the Compensation Committee of our Board of Directors approved design changes to our long-term incentive award program for our officers, including all of our named executive officers.

Under our prior program, officers received a combination of stock options and time-based restricted stock units, each vesting over a four-year period.  Under this new program design, officers will instead receive their long-term incentive awards through a 50/50 mix of performance shares and time-based restricted stock units.

Each performance share award will be expressed as a target number of performance shares based upon the fair market value of our common stock on the date of grant.  The performance shares will vest on the third anniversary of the grant date in such amount as determined based upon our achievement of certain pre-established business performance criteria for the performance period.  The restricted stock units will continue to vest in equal annual installments over a four year period.  Both performance shares and restricted stock units will be issued pursuant to our 2008 Equity Incentive Plan.

We believe these design changes assist us to diversify our compensation programs, further strengthen our linkage between pay and performance and strike a more appropriate balance among motivating the officers, rewarding performance, mitigating risk and helping the executives increase their equity ownership.

The form of the Performance Shares Agreement for grants made to our officers, including our named executive officers, is attached hereto as Exhibits 10.1.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

10.1           Form of Performance Shares Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	February 22, 2012	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein Senior Vice President, General Counsel
Title: